Exhibit 4.2

SPECIMEN UNIT CERTIFICATE

NUMBER UNITS U-

SEE REVERSE FOR CERTAIN DEFINITIONS	Aimfinity Investment Corp. I

CUSIP [•]

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE

AND ONE-HALF OF ONE CLASS 2 REDEEMABLE WARRANT

THIS CERTIFIES THAT is the owner of Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Share”), of Aimfinity Investment Corp. I, a Cayman Islands exempted company (the “Company”), and one-half of one Class 2 redeemable warrant (a “Class 2 Warrant”). Each Class 2 Warrant entitles the holder to purchase one (1) Ordinary Share for $11.50 per share (subject to adjustment). Each Class 2 Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”), and (ii) fifteen (15) months from the closing of the Company’s initial public offering, and will (except for Class 2 Warrants attached to Ordinary Shares that are redeemed prior to the consummation of the initial Business Combination, which Class 2 Warrants will expire upon redemption of such shares) expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation. The Class 2 Warrants will separate and begin separate trading at the consummation of the Company’s initial Business Combination. No fractional Class 2 Warrants will be issued upon separation of the New Units and only whole Class 2 Warrants are exercisable. The terms of the Class 2 Warrants are governed by a Warrant Agreement, dated as of [•], 2022 (the “Warrant Agreement”), between the Company and VStock Transfer, LLC, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 18 Lafayette Place, Woodmere, New York 11598, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the New Units represented by this certificate will automatically separate into the Ordinary Shares and Class 2 Warrants comprising such New Units.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of its duly authorized officers.

By
	Chief Executive Officer	Chief Financial Officer

Aimfinity Investment Corp. I

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	– as tenants in common	UNIF GIFT MIN ACT	–	______Custodian ________ (Cust) (Minor) under Uniform Gifts to Minors Act

(State)

TEN ENT	– as tenants by the entireties

JT TEN	– as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

For value received, hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

New Units represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said New Units on the books of the within named Company with full power of substitution in the premises.

Dated
Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.
Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 OR ANY SUCCESSOR RULES).

In each case, as more fully described in the Company’s final prospectus dated [•], 2022, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial business combination within the period of time set forth in the Company’s amended and restated memorandum and articles of association, as the same may be amended from time to time, (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Ordinary Shares the right to have their Ordinary Shares redeemed in connection with the Company’s initial business combination or to redeem 100% of the Ordinary Shares if the Company does not complete its initial business combination within the time period set forth therein or (B) with respect to any other provision relating to the rights of holders of the Ordinary Shares, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.